UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 19, 2011

REGIONS FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	000-50831	63-0589368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 FIFTH AVENUE NORTH

BIRMINGHAM, ALABAMA 35203

(Address, including zip code, of principal executive office)

Registrant’s telephone number, including area code: (205) 944-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On October 19, 2011, the Board of Directors (“Board”) of Regions Financial Corporation (“Regions”) appointed John D. Johns to the Regions’ Board, effective immediately. The appointment of Mr. Johns increases the size of Regions’ Board to sixteen (16) members.

Mr. Johns is the Chairman, President and Chief Executive Officer of Protective Life Corporation (“Protective”), a Birmingham, Alabama-based company that provides financial services through the production, distribution and administration of insurance and investment products throughout the United States. There are no arrangements or understandings with other persons pursuant to which he was selected as a Director. On October 20, 2011, Mr. Johns was awarded a grant of 9,485 shares of restricted stock under the Regions Financial Corporation 2010 Long Term Incentive Plan, pursuant to Regions’ compensation program for Directors that applies uniformly to all non-employee Directors. The restricted stock is subject to a continued service requirement and the restrictions lapse on the first anniversary of the grant date, or earlier in the case of Mr. Johns’ death or disability or upon termination without cause following a change in control of Regions. Mr. Johns has been assigned to the Risk Committee and Compensation Committee of the Board. Mr. Johns was also appointed a Director of Regions Bank, a wholly-owned subsidiary of Regions.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits.

99.1    Press Release of Regions Financial Corporation dated October 20, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIONS FINANCIAL CORPORATION

By:	/s/ Fournier J. Gale, III
Name:	Fournier J. Gale, III
Title:	Senior Executive Vice President, General Counsel and Corporate Secretary

Date: October 21, 2011